Exhibit 99.1

FOR IMMEDIATE RELEASE	January 14, 2005

VALSPAR NAMES NEW CEO, WILLIAM MANSFIELD

MINNEAPOLIS, MINNESOTA — The Board of Directors of The Valspar Corporation (NYSE-VAL), announced today that William L. Mansfield, currently Valspar’s Chief Operating Officer, will succeed Richard M. Rompala as President and Chief Executive Officer effective February 23, 2005. Mr. Rompala will continue as Chairman of the Board to ensure a smooth transition.

“Rich Rompala has provided outstanding leadership as Valspar’s CEO,” said Thomas R. McBurney, Chair of the Valspar Board’s Governance Committee. Rich has led Valspar to world class performance in safety, strengthened the company’s internal growth initiatives and transformed Valspar from a domestic paint company to a $2.5 billion global leader in the coatings industry.”

According to Mr. McBurney, the company and the Board have been preparing for this transition for several years. “Valspar has had a strong growth oriented culture dedicated to quality and performance, a consistent strategy and a stable management team for years. That stability and commitment to growth will continue with Bill Mansfield as CEO. We are confident that Bill and his senior management team have the vision, energy and experience to achieve Valspar’s mission to become the best coatings company in the world.”

Mansfield, 56, joined Mobil Chemical in 1977 and Valspar by way of its acquisition of Mobil’s coatings business in 1984. He has spent a significant part of his career leading Valspar’s packaging coatings business to its current position as the premier global supplier of food and beverage can coatings. In 2000, he assumed additional responsibility for Valspar’s architectural coatings business and in April, 2004 he was named Chief Operating Officer with responsibility for all of Valspar’s business groups. He has a BS in engineering from Drexel University and an MBA from Lehigh University.

Commenting on his appointment, Mansfield said, “I am honored by the Board’s confidence in me and Valspar’s management team and I look forward to continuing Valspar’s strong performance record. Our business is fundamentally strong and I believe we have the people, strategies and resources to thrive in the global marketplace. I remain committed to Valspar’s growth objectives, our focus on being the preferred supplier to our customers worldwide and to achieving outstanding returns for our shareholders.”

Rich Rompala has been Valspar’s CEO since 1995. Commenting on Mansfield’s promotion, Rompala said “I am very pleased by the Board’s decision. I have worked closely with Bill for the past eleven years. He has had management responsibility for every business group and has contributed significantly to our overall growth and development. The hallmark of Valspar going forward will continue to be what has made us successful: outstanding customer service, a low cost position and leading technology to deliver value to our customers. I believe that Bill’s commitment to these guiding principles, his proven skill in directing many of Valspar’s acquisitions and his strong support from our Board and management team make him an excellent choice to lead Valspar.”

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Valspar is a global leader in the paint and coatings industry, with a broad range of products including industrial, architectural, packaging, automotive refinish and floor coatings and specialty polymers and colorants.

Valspar shares are traded on the New York Stock Exchange under the symbol VAL. Valspar news releases and other investor information are available on the Internet at www.valspar.com.

Contact:	Paul C. Reyelts, Senior Vice President and
Chief Financial Officer
The Valspar Corporation
(612) 375-7702

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